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                                                                    EXHIBIT 11.2

                        CAPSTAR BROADCASTING CORPORATION

            STATEMENT RE COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Computation for statement of earnings:
  Pro forma net loss attributable to common stock...........    $
                                                                ========
Computation for pro forma weighted average common shares
  outstanding(1): ..........................................
  Weighted average common shares outstanding................
  Incremental common shares applicable to common stock
     options and warrants based on the estimated fair value
     of the stock...........................................
  Incremental common shares applicable to shares issued in
     connection with the Offering...........................
                                                                --------
  Pro forma weighted average common shares..................
                                                                ========
  Pro forma basic and diluted loss per common share.........    $
                                                                ========

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(1) Pro forma earnings per share of Common Stock is based on the weighted average number of shares of common stock equivalents outstanding during the
    period as adjusted for the           for one reverse stock split.